The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
June 28, 2006	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ELECTS THREE NEW MEMBERS TO ITS BOARD OF DIRECTORS

VIENNA, Virginia, June 28, 2006 – The Allied Defense Group, Inc. (AMEX: ADG) announced today the election of three new directors to its Board of Directors: Charles S. Ream, Zachary R. George, and Major General (Ret.) John J. Marcello.

Mr. Ream last served as Executive Vice President and Chief Financial Officer for Anteon International Corporation, a provider of information technology systems engineering, technology management, and logistics modernization services, primarily to the U.S. federal government. His previous positions include Senior Vice President and Chief Financial Officer of Newport News Shipbuilding Inc, Senior Vice President, Finance and Strategic Initiatives of Raytheon Systems Company, and Senior Vice President and Chief Financial Officer of Hughes Aircraft Company. Mr. Ream was also previously a partner with Deloitte & Touche.

Mr. George is a senior investment analyst for Pirate Capital LLC, the Company’s largest shareholder. Previously, he was an officer in portfolio management for Mizuho Corporate Bank LTD.

Major General Marcello has served as President and Chief Executive Officer of The Allied Defense Group since June, 2005. Previously, he was Chief Operating Officer and then Managing Director of MECAR S.A., The Allied Defense Group’s largest subsidiary. Formerly, Major General Marcello held numerous senior operational positions with the U.S. Army, including his last position as Commander of U.S. Army Test and Evaluation Command, where he led and managed a $460 million organization of 5,000 personnel in 28 locations. He also has extensive experience in the Middle East, where he served as the Senior U.S. Defense Representative and Chief of U.S. Military Mission to the Kingdom of Saudi Arabia, managing a $66 billion security assistance program.

Additionally, the Board of Directors has determined that a decrease in the size of the Board is appropriate following a transition period during which the new Board members will have an opportunity to become acclimated to the Board. Jay R. Sculley, Clifford C. Christ and Harry H. Warner have announced their intent to resign from the Board following this transition period, which will culminate with the Company’s October 2006 Board meeting.

General (Ret) J.H. Binford Peay, III, Allied Defense’s Chairman of the Board, said, ”We are honored to have these three professionals join our board. The Company stands to benefit greatly from the substantial government, industry, and financial expertise of these gentlemen.

“Additionally, I would like to thank Jay Sculley, Skip Christ, and Harry Warner for their work on the Board of Directors, and for their contribution to ADG. This Company has grown significantly under their leadership and we are thankful for their continuing support as we transition our new members to the Board,” concluded General Peay.

The Board of Directors also modified the Company’s shareholder rights plan to increase the “acquiring person” threshold from 15% to 20% and to include a three-year independent director evaluation (TIDE) feature so that a committee of fully independent directors will be required to review the rights plan at least once every three years to assess its terms, conditions and whether the continuation remains in the best interests of all ADG shareholders.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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